                 [LETTERHEAD OF BANK OF AMERICA APPEARS HERE]



                                           May 13, 1996



Mr. Alex Yemenidjian
MGM Grand, Inc.
3799 Las Vegas Boulevard South
Las Vegas, Nevada 89109



Dear Alex:

     Bank of America National Trust and Savings Association is pleased to commit to provide the $125,000,000 bridge credit facility (the "Bridge Facility") for MGM Grand, Inc. (the "Company") described on the attached Summary of Bridge Facility Terms and Conditions (the "Bridge Summary"), the terms and provisions of which are incorporated herein by this reference.

     Together with proceeds of the proposed offering of common stock of the Company, borrowings under the existing $60,000,000 credit facility maintained by MGM Grand Hotel Finance Corp., and the Company's existing cash, the Bridge Facility would be used to fund the approximately $523,000,000 deposit necessary to defease the FMN's described in the Bridge Summary.

     Our commitment is subject to our receipt, concurrently with our issuance of this letter, of commitments for the entire amount of the proposed $500,000,000 Senior Secured Reducing Revolving Credit Facilities (on the terms and conditions set forth in the Summary of Terms and Conditions of even date herewith and our separate commitment letter to you with respect thereto). Our commitment is also conditioned upon your acceptance of this letter by signing it and returning it to us not later than close of business on May 14, 1996.

     This letter may not be disclosed to any person, or its existence referred to in a communication to any such person, prior to such acceptance and payment. This commitment will terminate if the $523,000,000 deposit to the FMN trustee has not been made by August 31, 1996.

     Our commitment is conditioned upon execution of mutually satisfactory definitive loan documentation containing appropriate and customary representations, warranties, covenants and events of default. Our commitment is also subject to the absence of any material and adverse change in the financial condition, operations, assets or business of the Company and its subsidiaries, laws or governmental regulations which are relevant to the transactions contemplated, or the financial and credit markets disrupting the bank loan syndication market generally.

     By executing this letter, you agree that you shall not solicit or accept any other proposal or commitment to provide financing for the transactions contemplated by the Bridge Summary during the period between the date of this letter and December 5, 1996.

     By accepting this letter, the Company agrees that it shall pay on demand all reasonable costs and expenses of BofA (including legal fees and disbursements and the allocated costs of internal counsel) in connection with the preparation of the Bridge Summary and the negotiation and documentation of the Credit Documents and syndication of the Bridge Facility, whether or not the transactions contemplated by the Bridge Summary are actually consummated. In addition, the Company shall defend and indemnify BofA and its officers, directors, employees and agents (each, an "Indemnified Person"), against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them in connection with the transactions contemplated by this letter and the Bridge Summary and for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened, or in any way relating to the extension of the financing contemplated by this letter and the Bridge Summary or from any use or intended use of any of the proceeds thereof except, in the case of any Indemnified Person, to the extent any such loss, claim, damage or liability results from the gross negligence or willful misconduct of such Indemnified Person.

     Please sign this letter in the space provided below to accept this commitments. We look forward to a prompt closing of this transaction.


                    Sincerely,


                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION


                    By: /s/William S. Newby
                        -------------------------------
                    William S. Newby, Managing Director


                    By: /s/Jon Varnell
                        -------------------------------
                    Jon Varnell, Managing Director



Accepted and agreed:

MGM GRAND, INC.

By: Alejandro Yemenidjian
   -----------------------
Title: Pres, COO, & CFO
      --------------------

Confidential Draft                                                 May 13, 1996
                                MGM GRAND, INC.

                      $125,000,000 BRIDGE CREDIT FACILITY

                        Summary of Terms and Conditions
- - ------------------------------------------------------------------------------


BORROWER:              MGM Grand, Inc.

BRIDGE FACILITY:       91 day term loan.

AMOUNT:                $125,000,000

LENDER:                Bank of America National Trust and Savings Association
                       ("BofA").

PURPOSE: Together with the proceeds from the proposed issuance of common stock of Borrower, borrowings of the entire balance available under the existing $60,000,000 credit facility maintained by MGM Grand Hotel Finance Corp. ("Finance Corp.") and the Company's existing cash, to fund an approximately $523,000,000 deposit necessary to defease the $473,000,000 (face amount) of existing First Mortgage Notes ("FMN's") issued by Finance Corp.

AVAILABILITY:          The Bridge Facility will become available concurrently
                       with the consummation of the equity offering and the deposit of sufficient funds with the trustee for the FMN's to successfully defease the FMN's. The final structure of the transaction in which the FMN's will be defeased is to be negotiated, but must be acceptable to BofA.

                       The availability of the Bridge Facility would also be conditioned upon the execution and delivery of substantially all loan documentation for the proposed $500,000,000 Senior Secured Reducing Revolving Credit Facilities (as described in the Summary of Terms and Conditions of even date herewith (the "Takeout Summary") delivered to Borrower by Bank of America.

MATURITY:              Earlier of successful defeasance of the FMN's and
                       December 4, 1996.

SECURITY:              Second priority pledge by the Borrower of the stock of
                       the MGM Grand Hotel, Inc. and Finance Corp., subject only to the liens therein now held by the lenders under the existing $60,000,000 Facility and the FMN's.


INTEREST RATE:         Base Rate or a single 90 day LIBOR loan at LIBOR plus
                       1.50%. "Base Rate" and "LIBOR" have the meanings set forth in the Takeout Summary.

MGM Grand, Inc.                                            BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


INTEREST PAYMENTS:     Interest will be payable at the end of each calendar
                       month.


UNDERWRITING AND
BREAKUP FEES:          As set forth in a letter agreement with BofA.

DOCUMENTATION:         The Bridge Facility will be subject to preparation,
                       execution, and delivery of a Loan Agreement and other mutually acceptable loan documentation which will contain the normal conditions precedent, representations and warranties, covenants, events of default and other provisions including, without limitation, those outlined below.

COVENANTS:             As set forth in the Takeout Summary, except that No
                       repayments of the $60,000,000 Finance Corp. facility during the term of the Bridge Facility would be permitted.

CONDITIONS:            Successful consummation of the proposed offering of
                       common stock of Borrower yielding net proceeds to Borrower of not less than $250,000,000. Concurrent equity contribution of not less than $350,000,000 to Finance Corp.

                       Execution and delivery of substantially all documentation for the Takeout Facility by all parties thereto, and the satisfaction of all conditions precedent thereto, other
                                                                         -----
                       than successful defeasance of the FMN's, the absence of a Default or Event of Default thereunder, and the receipt by the lenders of the Takeout Facility of the guarantees of MGM Grand Hotel, Inc. and MGM Grand Atlantic City and their receipt of the Security described in the Takeout Summary.

                       Concurrent deposit of funds to defease the FMN's with the trustee pursuant to an irrevocable trust and security agreement which is reasonably acceptable to BofA, but in any event providing for the release of all security for the FMN's upon the end of the 90 day period if no intervening bankruptcy or insolvency of Borrower, MGM Grand Hotel, Inc. or Finance Corp. has occurred.

                       Preparation, execution and delivery of loan documentation in a form which is usual and customary for transactions of a similar nature, including, without limitation, the following, in form and substance satisfactory to BofA:

                       (A) all legal matters shall be satisfactory to the Banks,
                           including favorable legal opinions and no judgment, order, injunction or other restraint shall exist, and no litigation shall be pending or threatened, that in the judgment of the Banks would prohibit or impose, or result in the imposition of, materially adverse conditions upon the financing contemplated hereby;

MGM Grand, Inc.                                            BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


                       (B) receipt by Borrower, and continuing effectiveness, of
                           all licenses, regulatory approvals, governmental authorizations, permits, etc., necessary to the ongoing business as now conducted;

                       (C) execution and delivery of satisfactory closing
                           documentation;

                       (D) no material adverse change (i) in the financial
                           condition, operations, assets, or business of Borrower or (ii) that would have a material adverse effect on the rights or remedies of the BofA, or on the ability of Borrower to perform its obligations under the Loan Agreement and other loan documents.

REPORTING              As set forth in the Takeout Summary.
REQUIREMENTS:


EVENTS OF DEFAULT:     As set forth in the Takeout Summary - Cross Default to
                       Takeout Facility.

CLEAR MARKET:          Borrower shall agree that, except for the anticipated
                       equity offering, the Takeout Facility and subordinated debt, from the date of this Summary of Terms and Conditions through December 5, 1996 neither it nor any of its subsidiaries will engage in any other material financing transaction, or solicit interest in such a transaction, without the consent of BofA.

TAXES: All payments will be made free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than taxes imposed on the overall income (whether gross or net) of a Bank by the jurisdiction in which the Bank is organized, resident or doing business).

MISCELLANEOUS:         Customary indemnity and yield protection (including risk-
                       based capital adequacy, increased costs and interest period breakage indemnities), illegality and similar provisions.

ASSIGNMENTS AND
PARTICIPATIONS:        As set forth in the Takeout Summary.

FEES AND EXPENSES:     Borrower shall pay all reasonable costs and expenses
                       (including without limitation, the allocated fees and expenses of in-house counsel), incurred by BofA in the enforcement and collection of obligations under the Bridge Facility.

MGM Grand, Inc.                                            BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


GOVERNING LAW:         State of Nevada.

This Summary is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the Loan Agreement. This Summary is intended only to outline the basic points of business understanding around which a Loan Agreement can be structured.

MGM Grand, Inc.                                            BankAmerica Corp.
                                      -4-